Exhibit 10.14

FIRST AMENDMENT

THIS FIRST AMENDMENT (the “Amendment”) is made and entered into as of January 31, 2005, by and between CA-STADIUM TOWERS LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”) and PREMIER COMMERCIAL BANK, N.A (“Tenant”).

RECITALS

A.            Landlord and Tenant are parties to that certain lease dated June 2, 2003 as amended by that certain Commencement Letter dated August 14, 2003 (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 4,013 rentable square feet (the “Original Premises”) described as Suite Nos. 450 and 655 on the 4th and 6th floors of the building commonly known as Stadium Towers located at 2400 East Katelia Avenue, Anaheim, California (the “Building”).

B.            Landlord and Tenant hereby acknowledge and agree that due to a scrivener error that certain Commencement Letter dated August 14, 2003, incorrectly stated the Termination Date as December 31, 2008 instead of November 30, 2008. Therefore, Landlord and Tenant further acknowledge and agree that the Termination Date for the Original Premises is November 30, 2008.

C.            Tenant has requested that additional space containing approximately 4,467 rentable square feet described as Suite No. 625 on the 6th floor of the Building shown on Exhibit A hereto (the “Expansion Space”) be added to the Original Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are Incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.             Expansion and Effective Date.

1.01.        Effective as of January 1, 2006 (the “Expansion Effective Date”), the Premises, as defined in the Lease, is increased from 4,013 rentable square feet on the 4th and 6th floors to 8,480 rentable square feet on the 4th and 6th floors by the addition of the Expansion Space, and from and after the Expansion Effective Date, the Original Premises and the Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease. The Term for the Expansion Space shall commence on the Expansion Effective Date and end on the Termination Date (i.e. November 30, 2008). The Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Expansion Space.

1.02.        The Expansion Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Expansion Space for any reason, including but not limited to, holding over by prior occupants. Any such delay in the Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Expansion Effective Date is delayed, the Termination Date under the Lease shall not be similarly extended.

2.             Base Rent. In addition to Tenant’s obligation to pay Base Rent for the Original Premises, Tenant shall pay Landlord Base Rent for the Expansion Space as follows:

Months of Term or Period	Annual Rate Per Square Foot	Monthly Base Rent
1/01/06-11/30/08	$25.80	$9,604.05

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

3.             Additional Security Deposit. Upon commencement of this lease transaction by Tenant’s execution hereof, Tenant shall pay Landlord the sum of $10,564.46 which is added to and becomes part of the Security Deposit, if any, held by Landlord as provided under Section 6 of the Lease as security for payment of Rent and the performance of the other terms and conditions of the Lease by Tenant. Accordingly, simultaneous with the execution hereof, the Security Deposit is increased from $7,563.10 to $18,127.56.

4.             Tenant’s Pro Rata Share. For the period commencing with the Expansion Effective Date and ending on the Termination Date, Tenant’s Pro Rata Share for the Expansion Space is 1.7499%.

5.             Expenses and Taxes. For the period commencing with the Expansion Effective Date and ending on the Termination Date, Tenant shall pay for Tenant’s Pro Rata Share of Expenses and Taxes applicable to the Expansion Space in accordance with the terms of the Lease, provided, however, during such period, the Base Year for the computation of Tenant’s Pro Rata Share of Expenses and Taxes applicable to the Expansion Space is 2006.

6.             Improvements to Expansion Space.

6.01.        Condition of Expansion Space. Tenant has inspected the Expansion Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements.

6.02.        Responsibility for Improvements to Expansion Space. Any construction, alterations of improvements to the Expansion Space shall be governed in all respects by Section 9 of the Lease. In any and all events, the Expansion Effective Date shall not be postponed or delayed if the initial improvements to the Expansion Space are incomplete on the Expansion Effective Date for any reason whatsoever. Any delay in the completion of initial improvements to the Expansion Space shall not subject Landlord to any liability for any loss or damage resulting thereform. Notwithstanding the foregoing, if Tenant completes tenant improvement work to the Premises, Landlord shall install one exit door to the corridor at Landlord’s sole cost and expense.

7.             Early Access to Expansion Space. If Tenant is permitted to take possession of the Expansion Space before the Expansion Effective Date, such possession shall be subject to the terms and conditions of the Lease and this Amendment and Tenant shall pay Base Rent and Additional Rent applicable to the Expansion Space to Landlord to each day of possession prior to the Expansion Effective Date. However, except for the cost of services requested by Tenant (e.g. freight elevator usage), Tenant shall not be required to pay Rent for the Expansion Space for any days of possession before the Expansion Effective Date during which Tenant, with the approval of Landlord, is in possession of the Expansion Space for the sole purpose of performing improvements or installing furniture, equipment or other personal property.

8.             Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

8.01.        Renewal Option.

A.            Grant of Option; Conditions. Tenant shall have the right to extend the Term (the “Renewal Option”) for one additional period of 5 years commencing on the day following the Termination Date of the initial Term and ending on the 5th anniversary of the Termination Date (the “Renewal Term”), if:

1.             Landlord receives notice of exercise (“Initial Renewal Notice”) not less than 9 full calendar months prior to the expiration of the initial Term and not more than 12 full calendar months prior to the expiration of the initial Term; and

2.             Tenant is not in default under the Lease beyond any applicable cure periods at the time that Tenant delivers its initial Renewal Notice or at the time Tenant delivers its Binding Notice (as defined below); and

3.             No part of the Premises is sublet (other than pursuant to a Permitted Transfer, as defined in Section 11 of the Lease) at the time that Tenant delivers its initial Renewal Notice or at the time Tenant delivers its Binding Notice; and

4.             The Lease has not been assigned (other than pursuant to a Permitted Transfer, as defined in Section 11 of the Lease) prior to the date that Tenant delivers its initial Renewal Notice or prior to the date Tenant delivers its Binding Notice.

B.            Terms Applicable to Premises During Renewal Term.

1.             The initial Base Rent rate per rentable square foot for the Premises during the Renewal Term shall equal the Prevailing Market (hereinafter defined) rate per rentable square foot for the Premises. Base Rent during the Renewal Term shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate. Base Rent attributable to the Premises shall be payable in monthly installments in accordance with the terms and conditions of Section 4 of the Lease.

2.             Tenant shall pay Additional Rent (i.e. Taxes and Expenses) for the Premises during the Renewal Term in accordance with Section 4 of the Lease, and the manner and method in which Tenant reimburses Landlord for Tenant’s share of Taxes and Expenses and the Base Year, if any, applicable to such matter, shall be some of the factors considered in determining the Prevailing Market rate for the Renewal Term.

C.            Procedure for Determining Prevailing Market.     Within 30 days after receipt of Tenant’s initial Renewal Notice, Landlord shall advise Tenant of the applicable Base Rent rate for the Premises for the Renewal Term. Tenant, within 15 days after the date on which Landlord advises Tenant of the applicable Base Rent rate for the Renewal Term, shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s exercise of its Renewal Option, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such 15 day period. Tenant’s Renewal Option shall be null and void and of no further force and effect. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment (as defined below) upon the terms and conditions set forth herein. If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate for the Premises during the Renewal Term. When Landlord and Tenant have agreed upon the Prevailing Market rate for the Premises, such agreement shall be reflected in a written agreement between Landlord and Tenant, whether in a letter or otherwise, and Landlord and Tenant shall enter into the Renewal Amendment in accordance with the terms and conditions hereof. Notwithstanding the foregoing, if Landlord and Tenant are unable to agree upon the Prevailing Market rate for the Premises within 30 days after the date Tenant provides Landlord with the Rejection Notice, Tenant’s Renewal Option shall be deemed to be null and void and of no force and effect.

D.            Renewal Amendment.     If Tenant is entitled to and property exercises its Renewal Option, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, Term, Termination Date and other appropriate terms. The Renewal Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Binding Notice or other written agreement by Landlord and Tenant regarding the Prevailing Market rate, and Tenant shall execute and return the Renewal Amendment to Landlord within 15 days after Tenant’s receipt of same, but, upon final determination of the Prevailing Market rate applicable during the Renewal Term as described herein, an otherwise valid exercise of the Renewal Option shall be fully effective whether or not the Renewal Amendment is executed.

E.             Definition of Prevailing Market.     For purposes of this Renewal Option, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and office buildings comparable to the Building in the Orange/Anaheim, Orange, Central County submarket area marketplace. The determination of Prevailing Market shall take into account any material economic differences between the terms of the Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes. The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under the Lease.

F.             Subordination.     Notwithstanding anything herein to the contrary, Tenant’s Renewal Option is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof.

8.02.        Parking. Effective as of the Expansion Effective Date, Tenant shall lease from Landlord and Landlord shall lease to Tenant an additional 18 non-reserved parking spaces (“Additional Parking Spaces”) in the Parking Facility servicing the Building at $25.00 per Additional Parking Space per month. Notwithstanding the foregoing, and subject to Landlord availability. Tenant may convert up to 5 of the Additional Parking Spaces referenced herein to reserved parking spaces upon prior written notice to Landlord at a charge of $65.00 per reserved parking space per month. Except as modified herein, the use of the Additional Parking Spaces shall be subject to the terms of the Lease.

8.03.        Signage. Landlord shall provide and install, at Tenant’s cost, a Suite sign at the Premises and on the directory board of the Building (collectively, “Signage”) using the standard graphics for the Building. Tenant shall not be permitted to install any other signs or other identification without Landlord’s prior written consent. Tenant shall bear the responsibility for all actual costs associated with the Signage, including but not limited to any modifications to the Signage once Landlord has completed the initial listing and installation. Landlord, upon the expiration date or sooner termination of the Lease, shall have the right to remove the Signage at Tenant’s sole cost and expense. In addition, Landlord, at Tenant’s sole cost and expense, shall have the right to remove the Signage if, at any time during the Term: (i) Tenant assigns this Lease (except in connection with a Permitted Transfer), (ii) Tenant sublets the Premises (except in connection with a Permitted Transfer), or (iii) Tenant is in Default under any term or condition of this Lease beyond any applicable notice and cure period.

9.             Miscellaneous.

9.01.        This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord.

9.02.        Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

9.03.        In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

9.04.        Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

9.05.        The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

9.06.        Tenant hereby represents to Landlord that Tenant has dealt with no broker other than Corporate Realty in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

Equity Office Properties Management Corp. (“EOPMC”) is an affiliate of Landlord and represents only the Landlord in this transaction. Any assistance rendered by any agent or employee of EOPMC in connection with this Amendment or any subsequent amendment or modification hereto has been or will be made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

9.07.        Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

CA-STADIUM TOWERS LIMITED PARTNERSHIP, a Delaware limited partnership

By: EOM GP, L.L.C., a Delaware limited liability company, its general partner

By: Equity Office Management, L.L.C., a Delaware limited liability company, its non- member manager

	By:	/s/ Mark Valentine
	Name:	Mark Valentine
	Title:	Managing Director-Leasing

TENANT:

PREMIER COMMERCIAL BANK, N.A

By:	/s/ Ash Patel
Name:	Ash Patel
Title:	President & COO

By:	/s/ Viktor R. Uehlinger
Name:	Viktor R. Uehlinger
Title:	EVP & CFO

EXHIBIT A

OUTLINE AND LOCATION OF EXPANSION SPACE